As filed with the Securities and Exchange Commission on July 30, 2024

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TEXTRON INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	05-0315468
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 Westminster Street

Providence, Rhode Island 02903

(Address of Principal Executive Offices) (Zip Code)

Textron Inc. 2024 Long-Term Incentive Plan

(Full Title of the Plan)

Jayne M. Donegan

Senior Executive Counsel

Textron Inc.

40 Westminster Street

Providence, Rhode Island 02903

(Name and address of agent for service)

401-421-2800

(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging Growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Textron Inc. (“Textron”) to register the offer and sale of up to 10,000,000 newly authorized shares of the Company’s common stock, par value $0.125 per share (“Common Stock”), pursuant to the Textron Inc. 2024 Long Term Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents are incorporated by reference in this registration statement:

(a)	Textron’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023 (filing date of February 12, 2024);

(b)	Textron’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 30, 2024 (filing date of April 25, 2024), and June 29, 2024 (filing date of July 30, 2024);

(c)	Textron’s Current Reports on Form 8-K dated January 24, 2024, February 21, 2024, April 24, 2024 (related to results of operations), April 24, 2024 (related to submission of matters to a vote of securityholders) and July 18, 2024 (in each case, except to the extent deemed furnished and not filed);

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the registrant document referred to in (a) above; and

(e)	The description of Textron’s Common Stock as set forth in the registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as updated by Exhibit 4.6 to Textron’s Annual Report on Form 10-K for the fiscal year ended January 4, 2020 (filing date of February 25, 2020), including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by Textron pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.	Descriptions of Securities
Inapplicable
2

Item 5.	Interests of Named Experts and Counsel

The validity of the securities has been passed upon by Jayne M. Donegan, Senior Executive Counsel for Textron. Ms. Donegan is a full-time employee of Textron and holds restricted stock units, shares of, and options to purchase, Textron’s outstanding common stock.

Item 6.	Indemnification of Directors and Officers

Textron is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that the person’s conduct was unlawful.

Section 145 of the Delaware General Corporation Law also provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Textron’s Amended and Restated By-Laws require Textron to indemnify each officer and director to the full extent permitted by law. In addition, Textron maintains directors’ and officers’ liability insurance policies and has entered into an Indemnity Agreement with each of its officers and directors. The Indemnity Agreement is intended to supplement the indemnification protection provided by Textron’s By-Laws and such insurance policies and indemnifies each officer and director against certain liabilities arising out of their service as officers or directors of Textron and its affiliates.

Article Twelfth of Textron’s Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by law, directors of Textron will not be liable for monetary damages to Textron or its stockholders for breaches of their fiduciary duties.

Item 7.	Exemption from Registration Claimed

Inapplicable.

3

Item 8.	Exhibits

Exhibit No.	Exhibit Description

4.1A

Restated Certificate of Incorporation of Textron as filed with the Secretary of State of Delaware on April 29, 2010. Incorporated by reference to Exhibit 3.1 to Textron’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2010.

4.1B

Certificate of Amendment of Restated Certificate of Incorporation of Textron Inc., filed with the Secretary of State of Delaware on April 27, 2011. Incorporated by reference to Exhibit 3.1 to Textron’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011.

4.2	Amended and Restated By-Laws of Textron Inc., effective February 21, 2024. Incorporated by reference to Exhibit 3.1 to Textron’s Current Report on Form 8-K filed February 23, 2024.

5*	Legal Opinion of Jayne M. Donegan, Senior Executive Counsel.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Jayne M. Donegan is included in her legal opinion filed as Exhibit 5 hereof.

24*	Power of Attorney (included on the signature page hereto).

99	Textron Inc. 2024 Long-Term Incentive Plan. Incorporated by reference to Exhibit 10.1 to Textron’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2024.

107*	Filing Fee Table

* Filed herewith.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

4

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, and State of Rhode Island, on this 30th day of July, 2024.

TEXTRON INC.
(Registrant)

By:	/s/ E. Robert Lupone
E. Robert Lupone
Executive Vice President, General Counsel and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints E. Robert Lupone and Jayne M. Donegan, and each of them acting individually, as his or her attorney in fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on July 30, 2024 in the capacities indicated.

Name	Title	Date

/s/ Scott C. Donnelly	Chairman, President and Chief Executive Officer and Director	July 30, 2024
Scott C. Donnelly	(principal executive officer)

/s/ Frank T. Connor	Executive Vice President and Chief Financial Officer	July 30, 2024
Frank T. Connor	(principal financial officer)

/s/ Mark S. Bamford	Vice President and Corporate Controller	July 30, 2024
Mark S. Bamford	(principal accounting officer)

/s/ Richard F. Ambrose	Director	July 30, 2024
Richard F. Ambrose

/s/ Kathleen M. Bader	Director	July 30, 2024
Kathleen M. Bader

/s/ R. Kerry Clark	Director	July 30, 2024
R. Kerry Clark

/s/ Michael X. Garrett	Director	July 30, 2024
Michael X. Garrett

/s/ Deborah Lee James	Director	July 30, 2024
Deborah Lee James

/s/ Thomas A. Kennedy	Director	July 30, 2024
Thomas A. Kennedy

/s/ Lionel L. Nowell III	Director	July 30, 2024
Lionel L. Nowell III

/s/ James L. Ziemer	Director	July 30, 2024
James L. Ziemer

/s/ Maria T. Zuber	Director	July 30, 2024
Maria T. Zuber
6